PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated April 14, 2006)	Registration No. 333-132803

COLUMBIA LABORATORIES, INC.

9,285,261 Shares of Common Stock

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The following information supplements information contained in the prospectus dated April 14, 2006, relating to the resale by selling stockholders of shares of our common stock, including shares of our common stock that are issuable upon exercise of outstanding warrants held by such selling stockholders. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is listed on the Nasdaq Global Market under the symbol “CBRX”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is August 21, 2006.

SELLING STOCKHOLDERS

Effective as of April 25, 2006, Baker Biotech Fund II, L.P., Baker Biotech Fund II (Z), L.P., Baker Biotech Fund III, L.P. and Baker Biotech Fund III (Z), L.P. (the “Funds”), each a named selling stockholder in the prospectus, merged into Baker Brothers Life Sciences, L.P. Accordingly, shares of common stock and warrants exercisable for shares of common stock previously held by the Funds are now owned of record by Baker Brothers Life Sciences, L.P.

The table below amends the table of stockholders beginning on page 11 of the prospectus and replaces the information contained therein relating to the Funds with the following in order to reflect this transaction. We received this information from the selling stockholder. In addition, the selling stockholder identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided the information regarding its securities.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
	Number	Percent(2)		Number	Percent(2)

Baker Brothers Life Sciences, L.P.	851,589(3)	1.7%	652,132(3)	199,457	*

* Less than 1.0%.

(1)	Assumes the maximum number of shares registered under the registration statement of which the prospectus, as supplemented by this prospectus supplement, forms a part, is sold.

(2)
The percentage of shares beneficially owned is based on 49,266,382 shares issued and outstanding as of March 17, 2006, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of March 17, 2006 through the exercise of any stock option or other rights. Notwithstanding the foregoing, the shares of common stock underlying the warrants held by each selling stockholder are treated as being beneficially owned by them, although the warrants will not be exercisable until September 9, 2006.

(3)	Includes 163,032 shares that may be acquired on or after September 9, 2006 upon the exercise of the warrants.